Exhibit 99.1

VIROPHARMA INCORPORATED Contacts:
Charles A. Rowland, Jr.
Vice President, Chief Financial Officer
Phone (610) 321-6223
Robert A. Doody Jr.
Assistant Director, Investor Relations
Phone (610) 321-6290
Kristina M. Broadbelt (for media)
Associate Director, PR & Advocacy
Phone (610) 321- 2358

VIROPHARMA Incorporated Reports Third Quarter 2010 Financial Results

- Record Cinryze™ (C1 Esterase Inhibitor [Human]) Net Product Sales Up 69 Percent over Third Quarter 2009 –

EXTON, PA, October 27, 2010 — VIROPHARMA INCORPORATED (Nasdaq: VPHM) reported today its financial results for the third quarter ended September 30, 2010.

In the third quarter of 2010 we:

•	Achieved a record $118 million in net product sales;

•	Increased Cinryze net sales by 69 percent over prior year’s third quarter to $49 million;

•	Attained Non-GAAP adjusted net income of $47 million, representing 70 percent growth over the prior year third quarter; GAAP net income reached $38 million;

•	Delivered positive cash flows from operations of $45 million;

•	Improved working capital to $512 million as of September 30, 2010, including cash, cash equivalents and short-term investments of $448 million; and

•	Presented data from Phase 1 study of VP20621 (non-toxigenic C. difficile) at the 50th Annual Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC).

Net sales were $117.8 million and $317.4 million for the three and nine months ended September 30, 2010, respectively, as compared to $80.6 million and $222.6 million in the comparative periods of 2009, respectively. This represents 46 percent growth for the three month period and 43 percent growth for the nine month period in net product sales.

“The third quarter of 2010 marked another consecutive period of solid operational execution accompanied by continued significant financial growth for ViroPharma,” stated Vincent Milano, ViroPharma’s chief executive officer. “While we clearly have much more to accomplish, including completing the tasks required for the approval of industrial scale manufacturing for Cinryze, we’ve made great strides in the commercial growth of the product and have taken strong positive steps on the clinical side with both Cinryze and VP20621. We continue to be driven by the needs of patients and our focus to that end has never been greater.”

Non-GAAP adjusted net income for the three and nine months ended September 30, 2010 was $46.5 million and $111.2 million, respectively compared to $27.3 million and $62.8 million for the same periods in 2009, respectively. The increase in adjusted net income is primarily due to the net effect of the Cinryze launch, increased Vancocin® (Vancomycin Hydrochloride, USP) net sales, offset by higher income tax expense. Additionally, the nine months ended September 30, 2010 benefitted from lower research and development expenses.

Our GAAP net income grew to $38.3 million in the third quarter of 2010 as compared to $20.1 million in the comparative period in 2009 due to the same factors influencing our non-GAAP adjusted net income discussed above. The change between our GAAP net income of $88.1 million for the nine months ended September 30, 2010 from a GAAP net loss of $23.1 million in the same period of 2009 was primarily due to the impact of our goodwill impairment in 2009 of $65.1 million and the $9.1 million gain on the repurchase of our convertible notes in the first six months of 2009, in addition to the factors influencing our non-GAAP adjusted net income discussed above.

The Company is reporting both GAAP net income (loss) and adjusted results for the three and nine months ended September 30, 2010 and 2009. Adjusted net income is GAAP net income (loss) excluding (1) non-cash interest expense, (2) amortization primarily related to the acquisitions of Lev Pharmaceuticals and Vancocin, and step-up in inventory primarily related to purchase accounting arising from acquisitions (3) stock compensation expenses, and (4) certain non-recurring events such as the goodwill write off and gain on extinguishment of repurchased bonds. A reconciliation between GAAP and adjusted net income is provided in the Selected Financial Information - Reconciliation of GAAP Net Income (loss) to Adjusted Net Income table included with this release.

The Company believes it is important to share these non-GAAP financial measures with shareholders as they better represent the ongoing economics of the business and reflect how we manage the business. Accordingly, management believes investors’ understanding of the Company’s financial performance is enhanced as a result of our disclosing these non-GAAP financial measures. Non-GAAP adjusted net income should not be viewed in isolation, or as a substitute for or superior to reported GAAP net (loss) income. ViroPharma’s definition of non-GAAP financial measures may differ from others.

Operating Highlights

Cinryze net sales grew during the three and nine months ended September 30, 2010 to $49.1 million and $124.3 million, respectively, as compared to $29.1 million and $61.3 million in the same periods in 2009, respectively due to the increase in the number of patients receiving Cinryze and a corresponding increase of inventory in the channel, which remains within normal levels. Vancocin net sales during the three and nine months ended September 30, 2010 increased 31 percent to $67.6 million and 19 percent to $191.7 million, respectively, due to net realized price growth, offset by lower sales volume.

Cost of sales increased for the three months ended September 30, 2010 as compared to the prior year by $5.5 million due to increased Cinryze volume. Cost of sales increased for the nine months ended September 30, 2010 by $15.1 million as compared to the same period in the prior year due to the increase in Cinryze volume.

Investments related to our commercialization efforts and selling, general and administrative (SG&A) expenses increased and our costs related to our product pipeline and research and development (R&D) expenses decreased in the third quarter 2010. Combined, these expenses were $35.2 million in the third quarter of 2010 as compared to $31.2 million in the third quarter of 2009. R&D expenses decreased $0.8 million related primarily to discontinuing the maribavir prophylactic program, partially offset by costs associated with our Phase 1 clinical trial for VP20621 and costs related to the Cinryze subcutaneous formulation Phase 2 Study, Cinryze Pediatric Study, Phase 4 safety requirement study for the U.S., the development of our Cinryze life cycle program and costs associated with other development assets. For the third quarter of 2010, SG&A increased $4.8 million over the same period in 2009. The largest contributors to this increase were compensation expense and marketing activities related to Cinryze, offset by lower medical education efforts related to Vancocin. For the nine months ended September 30, 2010, SG&A expenses increased $3.2 million to $71.3 million mainly due to increased marketing expenses. R&D expenses decreased to $29.2 million for the nine months ended September 30, 2010 for the reasons discussed above.

The Company’s tax expense for the quarters ended September 30, 2010 and 2009 was $23.2 million and $9.6 million, respectively, and $55.5 million and $20.2 million for the nine months ended September 30, 2010 and 2009, respectively. The increases in the 2010 expense as compared to 2009 are primarily due to higher taxable income in both 2010 periods.

Working Capital Highlights

As of September 30, 2010, ViroPharma’s working capital was $511.8 million, which represents a $105.5 million increase from December 31, 2009. Cash flow provided by operating activities for the nine months ended September 30, 2010 was $137.4 million.

Looking ahead in 2010

ViroPharma is increasing the top of its Cinryze net sales guidance range, and increasing the bottom of our expense guidance range for the year 2010. The following guidance provided by ViroPharma are projections, based upon numerous assumptions, all of which are subject to certain risks and uncertainties. For a discussion of the risks and uncertainties associated with these forward looking statements, please see the Disclosure Notice below.

For the year 2010, ViroPharma expects the following:

•	Net Cinryze sales are expected to be $170 to $180 million.

•

Research and development (R&D) and selling, general and administrative (SG&A) expenses, including the impact of stock compensation expense, are expected to be $140 to $145 million. Stock compensation expenses are expected to be between $10 and $12 million.

Conference Call and Webcast

ViroPharma is hosting a live teleconference and webcast with senior management to discuss the financial announcement, guidance, and other business results on October 27, 2010 at 9:00 a.m. Eastern. To participate in the conference call, please dial (888) 299-4099 (domestic) and (302) 709-8337 (international). After placing the call, please tell the operator you wish to join the ViroPharma investor conference call.

Alternatively, the live webcast of the conference call can be accessed via ViroPharma’s website at http://www.viropharma.com. Windows Media or Real Player will be needed to access the webcast. An audio archive will be available at the same address until November 12, 2010.

About ViroPharma Incorporated

ViroPharma Incorporated is an international biopharmaceutical company committed to developing and commercializing innovative products for physician specialists to enable the support of patients with serious diseases for which there is an unmet medical need, and providing rewarding careers to employees. ViroPharma commercializes CinryzeTM (C1 esterase inhibitor [human]) for routine prophylaxis against angioedema attacks in adolescent and adult patients with hereditary angioedema (HAE). ViroPharma commercializes Vancocin® (Vancomycin Hydrochloride, USP), approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information on ViroPharma’s commercial products, please download the package inserts at http://www.viropharma.com/Products.aspx). ViroPharma currently focuses its drug development activities in diseases including C1 esterase inhibitor deficiency and C. difficile infection.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, www.viropharma.com. The company encourages investors to consult these sections for more information on ViroPharma and our business.

Disclosure Notice

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide our current expectations or forecasts of future events. Forward looking statements in this press release include our financial guidance for 2010, our estimated timeline to increase manufacturing capacity for Cinryze and the timing and results thereof as well as our ability to receive necessary regulatory approvals related to manufacturing capacity increases for Cinryze and the timing of our clinical programs.

We have opposed both the substance of the FDA’s bioequivalence method and the manner in which it was developed. The FDA convened a meeting of its Advisory Committee for Pharmaceutical Science and Clinical Pharmacology to discuss bioequivalence recommendations for oral vancomycin hydrochloride capsule drug products on August 4, 2009. The Advisory Committee was asked if the proposed guidelines are sufficient for establishing bioequivalence for generic vancomycin oral capsules. The Advisory Committee voted unanimously in favor of the component of the proposed OGD recommendation. In the event the OGD’s revised approach regarding the conditions that must be met in order for a generic drug applicant to request a waiver of in-vivo bioequivalence testing for Vancocin remains in effect, the time period in which a generic competitor may enter the market would be reduced. There can be no assurance that the FDA will agree with the positions stated in our Vancocin related submissions or that our efforts to oppose the OGD’s March 2006 and December 2008 recommendation to determine bioequivalence to Vancocin through in-vitro dissolution testing will be successful. We cannot predict the timeframe in which the FDA will make a decision regarding either our citizen petition for Vancocin or the approval of generic versions of Vancocin. If we are unable to change the recommendation set forth by the OGD in March 2006 as revised in December 2008 and voted upon by the Advisory Committee for Pharmaceutical Science and Clinical Pharmacology, the threat of generic competition will be high. The entry of competing generic products will significantly affect our sales of Vancocin and our financial performance.

Our actual results may vary depending on a variety of factors, including:

•	the development of competitive generic versions of oral Vancocin;

•	our ability to receive regulatory approval for the use of Cinryze for additional indications and formulations and in additional territories including the EU in the timeframes we anticipate or at all;

•	manufacturing, supply or distribution interruptions, including but not limited to our ability to acquire adequate supplies of Vancocin and Cinryze to meet demand for each product;

•	our ability to increase manufacturing capacity for Cinryze and the timing and results thereof;

•	our ability to receive necessary regulatory approvals related to manufacturing capacity increases for Cinryze;

•	the size of the market, future growth potential and market share for Cinryze in the United States, Europe and other territories;

•	the availability of third party payer reimbursement for Cinryze patients;

•	fluctuations in wholesaler order patterns and inventory levels;

•

competition from the approval of products which are currently marketed for other indications by other companies or new pharmaceuticals and technological advances to treat the conditions addressed by Cinryze;

•	changes in prescribing or procedural practices of physicians, including off-label prescribing of products competitive with Vancocin and Cinryze;

•	the timing of regulatory submissions and approvals, including the timing of the EMEA’s review of our MAA for Cinryze;

•	the impact of recent healthcare reform legislation;

•	actions by the FDA, EMEA and the Internal Revenue Service or other government regulatory agencies;

•	decreases in the rate of infections for which Vancocin is prescribed or decreases in the sensitivity of the relevant bacteria to Vancocin;

•	the timing and results of anticipated events in our clinical development programs; and

•

the timing and nature of potential business development activities related to our efforts to expand our current portfolio through in-licensing or other means of acquiring products in clinical development or marketed products.

There can be no assurance that we will conduct additional studies or that we will be successful in gaining regulatory approval of Cinryze for additional indications, formulations or in additional territories, including in Europe. In addition, approval of a competing product which has been granted orphan drug designation in Europe could prevent Cinryze from reaching the market for acute treatment of HAE. There can be no assurance that the FDA or EMEA will not require additional or unanticipated studies or clinical trial outcomes before granting regulatory approval of any of our product candidates, or that we will be successful in gaining regulatory approval of any of our product candidates. Biologics such as Cinryze require processing steps that are more difficult than those required for most chemical pharmaceuticals, and as such we cannot assure you that the industrial scale process will be considered by the FDA to be equivalent to our existing manufacturing process. The FDA may view the data regarding equivalence of the industrial scale manufacturing process as insufficient or inconclusive, request additional data, require additional conformance batches, delay any decision past the time frames anticipated by us, or deny the approval of the industrial scale manufacturing process. If the manufacturing capacity expansion projects at Sanquin are delayed, or do not result in the capacity we anticipate, if Sanquin cannot obtain necessary regulatory approvals for the contemplated facility expansions in the time frames we anticipate, if we are unable to manufacture industrial scale material at risk or if we are not able to manufacture the anticipated volume of product at the existing scale, we may not be able to satisfy patient demand. Our inability to obtain adequate product supplies to satisfy our patient demand may create opportunities for our competitors and we will suffer a loss of potential future revenues. These factors, and other factors, including, but not limited to those described in ViroPharma’s annual report on Form 10-K for the year ended December 31, 2009 and quarterly report on Form 10-Q for the period ended September 30, 2010, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

ViroPharma Incorporated

Consolidated Statements of Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2010	2009	2010	2009
Revenues:
Net product sales	$117,781	$80,551	$317,389	$222,614

Costs and Expenses:
Cost of sales (excluding amortization of product rights)	15,755	10,216	43,354	28,266
Research and development	10,188	11,006	29,153	43,158
Selling, general and administrative	24,991	20,153	71,333	68,140
Intangible amortization	7,079	6,751	22,273	21,432
Goodwill impairment	—	—	—	65,099

Other operating expense	532	—	532	—

Total costs and expenses	58,545	48,126	166,645	226,095

Operating income (loss)	59,236	32,425	150,744	(3,481)

Other Income (Expense):
Interest income	113	65	232	315
Interest expense	(2,915)	(2,817)	(8,656)	(8,803)
Other income, net	5,138	—	1,336	—
Gain on long-term debt repurchase	—	—	—	9,079

Income (loss) before income tax expense	61,572	29,673	143,656	(2,890)

Income tax expense	23,233	9,601	55,515	20,201

Net income (loss)	$38,339	$20,072	$88,141	$(23,091)

Net income (loss) per share:
Basic	$0.49	$0.26	$1.13	$(0.30)
Diluted	$0.45	$0.24	$1.04	$(0.30)

Shares used in computing net income per share:
Basic	77,895	77,440	77,744	77,417
Diluted	90,081	89,179	89,911	77,417

VIROPHARMA INCORPORATED

Selected Financial Information

Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income

An itemized reconciliation between net income (loss) and adjusted net income on a non-GAAP basis is as follows:

(in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
GAAP Net Income (Loss)	$38,339	$20,072	$88,141	$(23,091)
Adjustments:
Non-cash interest expense	1,885	1,749	5,573	5,486
Intangible Amortization	7,079	6,751	22,273	21,432
Step up of inventory	613	723	787	6,913
Stock compensation	2,951	2,600	8,359	9,379
Goodwill impairment	—	—	—	65,099
Contingent consideration	532	—	532	—
Gain on long-term debt repurchase	—	—	—	(9,079)
Tax effect of the above	(4,886)	(4,611)	(14,427)	(13,311)

Non-GAAP Adjusted Net Income	$46,513	$27,284	$111,238	$62,828

Use of Non-GAAP Financial Measures

Our “non-GAAP adjusted net income” excludes the following items from GAAP net income (loss):

1. Non-GAAP adjusted net income excludes certain non-cash interest expense resulting from the change in the method of accounting for our convertible notes which became effective in 2009. We believe that excluding the non-cash portion of our interest expense allows management and investors an alternative view of our financial results “as if” our net income reflected only the cash portion of our interest expense.

2. Purchase accounting and product acquisition related adjustments: Non-GAAP adjusted net income excludes certain items related to our acquisitions. The excluded items include charges related to amortization and step up in inventory related to purchase accounting arising from acquisitions and changes in the fair value of future contingent consideration related to our acquisition of Auralis Limited. Excluding the charges related to intangible assets allows management and investors an alternative view of our financial results “as if” the acquired intangible asset had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property.

3. Stock option expense – Non-GAAP adjusted net income excludes the impact of our stock option expense. We believe that excluding the impact of expensing stock options better reflects the recurring economic characteristics of our business.

4. Other items – Non-GAAP net income exclude other unusual or non-recurring items that are evaluated on an individual basis. Our evaluation of whether to exclude an item for purposes of determining our non-GAAP financial measures considers both the quantitative and qualitative aspects of the item, including, among other things (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis. For purposes of determining non-GAAP net income goodwill write off and gain on extinguishment of repurchased bonds are excluded.

VIROPHARMA INCORPORATED

Selected Financial Information

Selected Consolidated Balance Sheet Data (in thousands)	September 30, 2010	December 31, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$383,961	$331,672
Short-term investments	64,483	—
Deferred income taxes	13,444	20,065
Total current assets	575,865	446,364
Intangible assets, net	627,298	618,510
Total assets	1,233,916	1,084,451

Liabilities and Stockholders’ Equity
Total current liabilities	$64,038	$39,989
Deferred tax liabilities	163,615	152,503
Long-term debt	143,896	138,614
Total liabilities	384,483	334,064
Total stockholders’ equity	849,433	750,387
Total liabilities and stockholders’ equity	1,233,916	1,084,451

	Nine Months Ended
Statement of Cash Flows: (in thousands)	September 30, 2010	September 30, 2009
Net cash provided by operating activities	137,427	41,550
Net cash used in investing activities	(86,995)	(8,308)
Net cash provided by (used in) financing activities	1,715	(20,690)

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